Exhibit 99.1

PondelWilkinson Inc.

2945 Townsgate Road, Suite 200

Westlake Village, CA 91361

Investor Relations	T	(310) 279 5980
Strategic Public Relations	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Co-Chief Executive Officer
(951)739-6200
NEWS
RELEASE		Hilton H. Schlosberg
Vice Chairman and Co-Chief Executive Officer
(951)739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310)279-5980

MONSTER BEVERAGE REPORTS 2022 SECOND QUARTER FINANCIAL RESULTS

-- Record Second Quarter Net Sales Rise 13.2 Percent to $1.66 Billion --

-- Net Sales on a Foreign Currency Adjusted Basis Rise 16.9 Percent --

-- Solid Revenue Growth --

-- Price Increase Set for September 1, 2022 in the United States --

-- Price Increases in Certain International Markets Planned for Second Half of 2022 --

-- Product Supply Normalizing --

Corona, CA – August 4, 2022 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and six-months ended June 30, 2022.

Since the beginning of the COVID-19 pandemic and the subsequent increased demand for the Company's energy drinks, the Company prioritized ensuring product availability for its customers and consumers. This strategic direction has remained in place throughout the global supply chain challenges and disruptions, despite adversely impacting the Company’s profitability. The Company continues to stand by its strategy to ensure product availability and solidify the continued long-term growth of the Company's brands.

The Company achieved record second quarter net sales of $1.66 billion in the 2022 second quarter, 13.2 percent higher than net sales of $1.46 billion in the 2021 comparable period. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2022 second quarter of $53.4 million. Net sales on a foreign currency adjusted basis increased 16.9 percent in the 2022 second quarter.

In the second quarter of 2022, the Company experienced a significant increase in cost of sales, resulting in a material decrease in both gross profit and gross profit as a percentage of net sales, relative to the comparative 2021 second quarter. The increase in cost of sales was primarily due to (i) increased freight rates and fuel costs, including costs relating to the importation of aluminum cans, (ii) increased ingredient and other input costs, including secondary packaging materials and increased co-packing fees, (iii) increased aluminum can costs attributable to higher aluminum commodity pricing, (iv) geographical and product sales mix, and (v) production inefficiencies. Furthermore, the Company experienced significant increases in distribution expenses including increased fuel, freight and warehousing costs, which adversely impacted operating costs.

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Monster Beverage Corporation

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As of June 30, 2022, the Company had $1.13 billion in cash and cash equivalents, $1.34 billion in short-term investments and $64.1 million in long-term investments.

Second Quarter Results

Net sales for the 2022 second quarter increased 13.2 percent to $1.66 billion, from $1.46 billion in the same period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2022 second quarter of $53.4 million. Net sales on a foreign currency adjusted basis increased 16.9 percent in the 2022 second quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks and True North® Pure Energy Seltzer energy drinks, increased 12.5 percent to $1.54 billion for the 2022 second quarter, from $1.37 billion for the 2021 second quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $49.4 million for the 2022 second quarter. Net sales on a foreign currency adjusted basis for the Monster Energy® Drinks segment increased 16.1 percent in the 2022 second quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, decreased 9.0 percent to $79.1 million for the 2022 second quarter, from $86.9 million in the 2021 second quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of approximately $4.0 million for the 2022 second quarter. Net sales on a foreign currency adjusted basis for the Strategic Brands segment decreased 4.3 percent in the 2022 second quarter.

Net sales for the Alcohol Brands segment, which is comprised of the various craft beers and hard seltzers purchased as part of the CANarchy transaction on February 17, 2022, were $32.4 million for the 2022 second quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers (the “AFF Third-Party Products”), decreased to $6.0 million for the 2022 second quarter, from $7.9 million in the 2021 second quarter.

Net sales to customers outside the United States increased 18.8 percent to $649.0 million in the 2022 second quarter, from $546.3 million in the 2021 second quarter. Such sales were approximately 39 percent of total net sales in the 2022 second quarter, compared with 37 percent in the 2021 second quarter. Net sales to customers outside the United States, on a foreign currency adjusted basis, increased 28.6 percent in the 2022 second quarter.

Gross profit as a percentage of net sales for the 2022 second quarter was 47.1 percent, compared with 57.2 percent in the 2021 second quarter. The decrease in gross profit as a percentage of net sales for the 2022 second quarter was primarily the result of increased freight rates and fuel costs, including costs relating to the importation of aluminum cans, increased ingredient and other input costs, including secondary packaging materials and increased co-packing fees, increased aluminum can costs attributable to higher aluminum commodity pricing, geographical and product sales mix and production inefficiencies. The decrease in gross profit as a percentage of net sales for the 2022 second quarter was partially offset by pricing actions.

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Monster Beverage Corporation

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Operating expenses for the 2022 second quarter were $406.9 million, compared with $310.9 million in the 2021 second quarter. The comparative operating expenses for the 2021 second quarter included a $16.9 million reversal of amounts previously accrued in connection with an intellectual property claim. In addition, the increase in operating expenses for the 2022 second quarter was primarily due to increased out-bound fuel and freight, freight inefficiencies and warehouse costs, increased payroll expenses, increased expenditures for travel and entertainment, increased expenditures for sponsorships and endorsements and other marketing expenses, including social media, digital marketing, point of sales and sampling. Certain of these increases were the result of the Company’s return to activities, consistent with pre COVID-19 levels.

Operating expenses as a percentage of net sales for the 2022 second quarter were 24.6 percent, compared with 21.3 percent in the 2021 second quarter, and 25.6 percent for the 2019 second quarter (pre COVID-19).

Distribution costs for the 2022 second quarter increased to $87.9 million, an increase of 36.0 percent, or 5.3 percent of net sales, compared with $64.6 million, or 4.4 percent of net sales, in the 2021 second quarter, and 3.4 percent of net sales in the 2019 second quarter (pre COVID-19).

Selling expenses as a percentage of net sales for the 2022 second quarter were 9.1 percent, compared with 9.0 percent in the 2021 second quarter, and 11.2 percent in the 2019 second quarter (pre COVID-19).

General and administrative expenses for the 2022 second quarter were $168.7 million, or 10.2 percent of net sales, compared with $115.0 million, or 7.9 percent of net sales, for the 2021 second quarter, and 10.9 percent for the 2019 second quarter (pre COVID-19). Stock-based compensation was $16.3 million for the second quarter of 2022, compared with $17.3 million in the 2021 second quarter.

Operating income for the 2022 second quarter decreased to $373.0 million, from $526.0 million in the 2021 second quarter. Operating income for the 2022 second quarter decreased primarily as a result of the decrease in the gross profit as a percentage of net sales, as well as the increase in operating expenses.

The effective tax rate for the 2022 second quarter was 25.3 percent, compared with 23.4 percent in the 2021 second quarter.

Net income for the 2022 second quarter decreased 32.3 percent to $273.4 million, from $403.8 million in the 2021 second quarter. Net income per diluted share for the 2022 second quarter decreased 32.2 percent to $0.51, from $0.75 in the second quarter of 2021.

Vice Chairman and Co-Chief Executive Officer Hilton H. Schlosberg said: “We are pleased to report continued strong revenue growth, driven by consumer demand. Ensuring product availability for our customers and consumers remains a priority.

“Following many quarters of supply chain challenges, we have been able to rebuild inventories on a global basis, while at the same time meeting strong customer demand, despite operating in an extremely challenging, unprecedented and costly supply chain environment.

“Significant increases in freight-in and fuel costs, including costs relating to the importation of aluminum cans, as well as other input costs continue to impact costs of sales. We believe that some of the increased costs that we are experiencing are likely to be transitory, as we begin to decrease our reliance on the use of imported aluminum cans, as well as increase our inventory levels in closer proximity to our customers. Furthermore, the sharp run-up in aluminum commodity pricing appears to be currently moderating.

“Increases in distribution costs, particularly freight and fuel, continued to adversely impact operating expenses.

“We have implemented measures to mitigate the impact of increased costs experienced in our supply chain through reductions in promotions and other pricing actions in the United States and in EMEA. In the United States, we are implementing a market-wide increase in pricing, effective September 1, 2022. In certain international markets, price increases will also be implemented in the second half of 2022, some in addition to price increases or pricing actions already taken earlier in 2022,” Schlosberg added.

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Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said: “The Company is well positioned to capitalize on growth in the global energy drink category with our Monster Energy® family of brands, as well as our Strategic and Affordable energy brands.

“We continued to launch new products and expanded distribution of our brands in many international markets in the second quarter of 2022. We are excited to announce that we are planning to launch Monster Energy® Zero Sugar in the 2022 fourth quarter, initially in the United States. Monster Energy® Zero Sugar was specifically developed as an indistinguishable zero sugar analog of our original Monster Energy® Green flavor.

“We are planning to launch our first flavored malt beverage alcohol product leveraging Monster’s brand equity late in the 2022 fourth quarter. ‘The Beast Unleashed™’ will contain 6% alcohol by volume and will initially be available in four flavors.  The Beast Unleashed™ will launch through beer distributors in the United States, utilizing a phased state launch approach, with the goal of being national by the end of 2023. The Beast Unleashed™ will initially be offered in 16-ounce single serve cans and a variety pack of 12-ounce sleek cans.

“Our innovation pipeline of both alcoholic and non-alcoholic beverages is robust and exciting,” Sacks added.

2022 Six-Months Results

Net sales for the six-months ended June 30, 2022 increased 17.3 percent to $3.17 billion, from $2.71 billion in the comparable period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the six-months ended June 30, 2022, of $86.3 million. Net sales on a foreign currency adjusted basis increased 20.5 percent in the six-months ended June 30, 2022.

Gross profit as a percentage of net sales for the six-months ended June 30, 2022 was 49.0 percent, compared with 57.4 percent in the comparable period last year.

Operating expenses for the six-months ended June 30, 2022 were $784.1 million, compared with $611.7 million in the comparable period last year.

Operating income for the six-months ended June 30, 2022 decreased to $772.4 million, from $940.1 million in the comparable period last year.

The effective tax rate for the six-months ended June 30, 2022 was 25.2 percent, compared with 23.5 percent in the comparable period last year.

Net income for the six-months ended June 30, 2022 decreased 21.1 percent to $567.6 million, from $719.0 million in the comparable period last year.  Net income per diluted share for the six-months ended June 30, 2022 was $1.06, compared with $1.34 in the comparable period last year.

Share Repurchase Program

During the 2022 second quarter, the Company purchased approximately 3.3 million shares of its common stock at an average purchase price of $86.53 per share, for a total amount of $284.1 million (excluding broker commissions).

As of August 4, 2022, approximately $657.4 million remained available for repurchase under the previously authorized repurchase programs.

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Investor Conference Call

The Company will host an investor conference call today, August 4, 2022, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Hydro® Energy Water non-carbonated refreshment + energy drinks, Monster Hydro Super Sport® Superior Hydration non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Iced Tea® non-carbonated energy teas, Muscle Monster® non-carbonated energy shakes, Monster Energy® Nitro energy drinks, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, True North® Pure Energy Seltzer energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks, Predator® energy drinks and Fury® energy drinks. The Company acquired CANarchy Craft Brewery Collective LLC in February 2022 and added a number of craft beers and hard seltzers to its product portfolio. For more information visit, www.monsterbevcorp.com.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the impact of rising costs and inflation on the discretionary income of our consumers, particularly the rising cost of gasoline; the impact of the military conflict in Ukraine, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions; the direct and indirect impacts of the human and economic consequences of the COVID-19 pandemic, as well as measures that may be taken in the future by governments, and consequently, businesses (including the Company and its suppliers, bottlers/distributors, co-packers and other service providers), and the public at large to limit the COVID-19 pandemic; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; our ability to implement our growth strategy, including expanding our business in existing and new sectors, such as the alcoholic beverage sector; the inherent operational risks presented by the alcoholic beverage industry that may not be adequately covered by insurance or lead to litigation relating to the abuse or misuse of our products; our ability to successfully integrate CANarchy and other acquired businesses or assets; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity and health concerns related to our products, product safety and quality, water usage, environmental impact and sustainability, human rights, our culture, workforce and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability including retort production; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or the sizes of containers for our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; criticism of energy drinks and/or the energy drink market generally; changes in U.S. tax laws as a result of any legislation proposed by the current U.S. presidential administration or U.S. Congress; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; or our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2021, and our subsequently filed quarterly report. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2022 AND 2021

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net sales[1]	$1,655,260	$1,461,934	$3,173,833	$2,705,751

Cost of sales	875,399	625,096	1,617,306	1,153,976

Gross profit[1]	779,861	836,838	1,556,527	1,551,775
Gross profit as a percentage of net sales	47.1%	57.2%	49.0%	57.4%

Operating expenses	406,910	310,863	784,088	611,652
Operating expenses as a percentage of net sales	24.6%	21.3%	24.7%	22.6%

Operating income[1]	372,951	525,975	772,439	940,123
Operating income as a percentage of net sales	22.5%	36.0%	24.3%	34.7%

Interest and other (expense) income, net	(6,781)	872	(14,080)	111

Income before provision for income taxes[1]	366,170	526,847	758,359	940,234

Provision for income taxes	92,810	123,085	190,796	221,278
Income taxes as a percentage of income before taxes	25.3%	23.4%	25.2%	23.5%

Net income	$273,360	$403,762	$567,563	$718,956
Net income as a percentage of net sales	16.5%	27.6%	17.9%	26.6%

Net income per common share:
Basic	$0.52	$0.76	$1.07	$1.36
Diluted	$0.51	$0.75	$1.06	$1.34

Weighted average number of shares of common stock and common stock equivalents:
Basic	528,617	528,653	529,009	528,425
Diluted	534,811	535,557	535,209	535,324

Case sales (in thousands) (in 192-ounce case equivalents)	184,197	161,450	352,990	300,017
Average net sales per case[2]	$8.78	$9.01	$8.82	$8.97

1Includes $10.1 million and $10.4 million for the three-months ended June 30, 2022 and 2021, respectively, related to the recognition of deferred revenue. Includes $20.1 million and $20.9 million for the six-months ended June 30, 2022 and 2021, respectively, related to the recognition of deferred revenue.

2Excludes Alcohol segment net sales of $32.4 million for the three-months ended June 30, 2022, as these sales do not have unit case equivalents. Excludes Other segment net sales of $6.0 million and $7.9 million for the three-months ended June 30, 2022 and 2021, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents. Excludes Alcohol segment net sales of $47.7 million for the six-months ended June 30, 2022, as these sales do not have unit case equivalents. Excludes Other segment net sales of $11.9 million and $13.6 million for the six-months ended June 30, 2022 and 2021, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2022 AND DECEMBER 31, 2021

(In Thousands, Except Par Value) (Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,132,039	$1,326,462
Short-term investments	1,337,792	1,749,727
Accounts receivable, net	1,175,587	896,658
Inventories	885,948	593,357
Prepaid expenses and other current assets	132,273	82,668
Prepaid income taxes	32,981	33,238
Total current assets	4,696,620	4,682,110

INVESTMENTS	64,119	99,419
PROPERTY AND EQUIPMENT, net	464,541	313,753
DEFERRED INCOME TAXES, net	203,287	225,221
GOODWILL	1,412,941	1,331,643
OTHER INTANGIBLE ASSETS, net	1,223,114	1,072,386
OTHER ASSETS	110,390	80,252
Total Assets	$8,175,012	$7,804,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$492,858	$404,263
Accrued liabilities	209,154	210,964
Accrued promotional allowances	277,618	211,461
Deferred revenue	44,344	42,530
Accrued compensation	53,717	65,459
Income taxes payable	15,917	30,399
Total current liabilities	1,093,608	965,076

DEFERRED REVENUE	232,170	243,249

OTHER LIABILITIES	40,056	29,508

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 640,944 shares issued and 526,772 shares outstanding as of June 30, 2022; 640,043 shares issued and 529,323 shares outstanding as of December 31, 2021	3,205	3,200
Additional paid-in capital	4,707,569	4,652,620
Retained earnings	8,377,112	7,809,549
Accumulated other comprehensive loss	(152,957)	(69,165)
Common stock in treasury, at cost; 114,172 and 110,720 shares as of June 30, 2022 and December 31, 2021, respectively	(6,125,751)	(5,829,253)
Total stockholders’ equity	6,809,178	6,566,951
Total Liabilities and Stockholders’ Equity	$8,175,012	$7,804,784